                                                                   EXHIBIT 10.2

DATE:     March 17, 1998

TO:       Neal Wallach (Via Fax #310-277-1477)

FROM:     Brian Kelly

SUBJECT:  Endless Youth

-------------------------------------------------------------------------------

This agreement ("Agreement") is by and among Vendor Services, a California general partnership ("Vendor") on the one hand and Neal Wallach, a Nevada resident and owner of certain proprietary rights and Endless Youth Products, Inc., a Nevada corporation (hereinafter collectively referred to as "Owners") on the other hand regarding certain services which Vendor shall provide Owner in connection with Owners' vitamin product ("Product") more specifically defined on Exhibit "A" attached hereto.

                                    RECITALS

     a.  Owners own the Product and a direct response commercial
("Infomercial") designed to sell the Product.

     b. Owners would like to receive certain vendor services in connection with the marketing and distribution of the Product.

     c. Owners have already conducted successful preliminary tests of the Infomercial and Product and are choosing between various vendors to provide it media and other services.

     d. Owners desire to cause Vendor to provide them certain services, more particularly described below.

The parties agree as follows:

     1. MEDIA BUYING AND OTHER VENDOR SERVICES. Owners shall provide Vendor with a master of the Infomercial and cause Vendor to purchase media and test the Infomercial's ability to sell Product. Vendor shall purchase media for Owners and shall be entitled to compensation (described below). Vendor shall also provide Owners other vendor services as more fully described in Exhibit "B".

     2. ROYALTIES. Owners shall be fully responsible for paying royalties and fees to all third parties related to the sale of the Product and the airing of the Infomercial (except Lenny Sands).

     3. INDEMNITY. Owners shall defend and indemnify Vendor, at Owners' cost, with legal counsel selected by Vendor, for any liability Vendor may incur (including, but not limited to, trademark, patent and false advertising claims) as a result of its sale of the Product, its airing of the Infomercial or any other matter related to this project; however, Owners shall have no duty to defend and indemnify Vendor for liability Vendor incurs due to its own gross negligence or wilful misconduct. To the extent Vendor is required to pay any amount to a third-party as a result of Owners' breach hereunder, Vendor may pay such amount directly (or escrow same) in lieu of paying Owners amounts otherwise due hereunder.

     4.  INFOMERCIAL AIRINGS.

         4.1 INITIAL TEST. Owners hereby grant Vendor the exclusive right to air the Infomercial for fifteen (15) days as an initial media test. Vendor shall commence this media test as soon as possible, but in no event later than March 28, 1998.

         4.2 SECOND TEST. If the initial test is deemed successful by Vendor, Owners shall grant Vendor the exclusive right to air the Infomercial for another one hundred and one hundred and twenty (120) days.

         4.3 ROLL-OUT. If the second test is deemed successful by Vendor, Owners shall grant Vendor the exclusive right to air the Infomercial during the "Term".

     5. REPRESENTATIONS. Owners represent and warrant that (a) they are the sole Owners of the Product and Infomercial and all rights related thereto,
(b) the use and sale of the existing Product and Infomercial, and the titles, logos and references made therein, are permitted and do not infringe upon the rights of any third-party, (c) the Product and Infomercial comply with any and all Federal, State, local laws and regulations as well as all NIMA guidelines, (d) Owners have not entered into any oral or written contract which would impair the rights granted to Vendor or limit the effectiveness of this agreement, nor is Vendor aware of any claims or actions which may limit or impair any of the rights granted to Vendor hereunder, (e) Owners shall not devise, produce or sell any products or infomercials similar to the Product or Infomercial during the term (or any renewal) of this agreement without providing Vendor the right to provide vendors services as described herein (however, Owners shall sell the Product at Endless Youth Longevity Centers only), and (f) the full exercise of the rights granted Vendor hereunder shall not violate or infringe upon any intellectual property rights or any other right of any third party. Owners recognizes that Vendor has been presented with a completed Infomercial and has had no responsibility in its creation, including any and all claims made therein.

     6. CUSTOMER LIST. Vendor shall compile and exclusively maintain a list of names and addresses of those ordering the Product.

     7. CONTROL. Subject to this agreement, Owners shall own and maintain all rights in and to the Infomercial and the Product; however, Owners grants Vendor the exclusive right to act as Owners's agent to air the Infomercial and sell the Product, including the right to provide vendor services on any sequel project on terms no less favorable than set forth herein. Owners further agrees that once it has granted an approval to Vendor on a particular matter, such approval shall not be required by Vendor thereafter.

     8. INSURANCE. Owners shall obtain errors and omissions and general commercial and product liability insurance with policy limits of not less than one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) in the aggregate customarily maintained by Product Owners. The parties agrees that (i) the deductible on any insurance policy acquired hereunder shall not exceed ten thousand dollars ($10,000), (ii) the other party shall be named as an additional insured on the applicable insurance policies, (iii) the insurance policies shall be endorsed to provide no less than ten (10) days notice to all named insureds if any insurance benefit decreases, and (iv) all insurances shall have no less than an "A" rating (or equivalent thereof) in the Best Guide.

     9.  PAYMENTS.

     9.1 TESTING PAYMENTS. Upon agreement of the fulfillment process for the initial test phase of the Infomercial and the full execution of this Agreement, Owners shall receive fifteen thousand dollars ($15,000). If the initial test is deemed successful, Vendor shall, at its election, on the first day of each month of this second test phase either (i) cause Owner to receive thirty thousand dollars ($30,000) as an advance applied against Owners' Gross Receipts, or (ii) purchase twenty thousand dollars ($20,000) worth of registered and immediately tradeable stock from Owners at $.22 per share and cause Owners to receive ten thousand dollars ($10,000) which ten thousand dollars ($10,000) shall be treated as an advance applied against Owners's Gross Receipts. This test period shall continue for up to one hundred twenty (120) days. Vendor may terminate the test upon five (5) days written notice.

     9.2 OWNERS. Owners shall cause Vendor to be paid for the services it provides hereunder out of Product revenues. Vendor, on behalf of Owners, shall collect all revenues in trust. Owners shall be remitted "Gross Receipts" which is defined as nine percent (9%) of "unadjusted sales revenue". provided, however, that once Owners have retained $2,250,000 in one year, then Owners shall thereafter be able to retain an additional one percent (1%) of Unadjusted Sales Revenue until the end of such year. "Unadjusted Sales Revenue" is defined as the revenue collected from Product sales, less returns/refunds, credit card fees (not to exceed two and one-half percent (2 1/2%)) and chargebacks, declines, cancellations, bad debt and sales taxes and shall not include costs and revenues associated with shipping and handling.

     9.3 VENDOR'S EXCLUSIVITY. Vendor shall maintain its rights hereunder so long as Vendor pays Owners at least one hundred thousand dollars ($100,000) per quarter year beginning after the second test marketing Period; however, if Vendor has paid Owners an average of over $100,000 over any two
(2) consecutive quarters, then this quota shall be deemed satisfied for the applicable two (2) quarters (by way of example, if Vendor pays Owners $125,000 in quarter one and $75,000 in quarter two, the quota shall be deemed satisfied for quarter one and quarter two). If this quota is not met, then Owners may give Vendor notice of same and Vendor shall have the right to either (i) cure by paying Owners the difference between what was actually paid and the minimum amount within thirty (30) days, or (ii) maintain all rights described hereunder to continue to provide Vendor services, but on a non-exclusive basis only.

     10. INDEPENDENT. Owners and Vendor are dealing with the other as independent contractors, and each shall be responsible, without liability to the other, for the timely payment of all taxes and other withholdings, deductions and payments required by law with respect to its own operations and employees.

     11. LAW. This agreement shall be governed by the laws of the State of California, applicable to agreements made and to be performed entirely within such State.

     12. FIDUCIARY. Not withstanding anything to the forgoing, no fiduciary duty obligations shall be created as a result of this Agreement.

     13. TERM. The term of this Agreement shall be so long as Owners receive at least (i) $400,000 in year one, (ii) $600,000 in year 2, (iii) $700,000 in year 3 and (iv) $800,000 thereafter. If Owners fail to receive such minimum amounts in any full year, then Owners may give Vendor notice of same and Vendor shall have thirty (30) days to cure by paying Owners the difference between what was actually paid and the minimum amount. If Owners do not receive such amount from Vendor after such thirty (30) day period, then Owners may terminate Vendor's exclusive rights hereunder. Upon termination of this Agreement, Vendor may sell off any remaining Product it has in inventory and honor any commitments made prior to termination.

     14. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes in their entirety all prior agreements and understandings between the parties with respect to the subject matter hereof, whether oral or written, which shall have no further force or effect. Each party has executed this Agreement without reliance upon any promise, representation or warranty other than those expressly set forth herein. Each party acknowledges that (i) it has carefully read this Agreement; (ii) it has had the assistance of legal counsel of its choosing (and such other professionals and advisors as it has deemed necessary) in the review and execution hereof; (iii) the meaning and effect of the various terms and provisions hereof have been fully explained to it by such counsel; (iv) it has conducted such investigation, review and analysis as it has been necessary to understand the provisions of this Agreement and the transactions contemplated hereby; and (v) it has executed this Agreement of its own free will.

     If the terms described herein are acceptable to you, please sign your name below, keep one original for your files and return the other to me.

Vendor Services, a general partnership

By:     /s/ [ILLEGIBLE]
        --------------------------------
        AfterMarket, Inc.,
        a California corporation, its
        general partner

                                      AGREED AND ACCEPTED THIS
                                      17 DAY OF MARCH, 1998

                                      Neal Wallach, a Nevada resident

                                      By: /s/ Neal K. Wallach
                                          ----------------------------
                                          An Individual

                                      Endless Youth Products, Inc., a
                                      Nevada corporation

                                      By: /s/ Neal K. Wallach
                                          ----------------------------
                                          Its: President

                           EXHIBIT "A"

                        Product Definition

For purposes of this agreement, Product shall be defined as:

Endless Youth Vitamins and herbal supplements provided by Owners

                           EXHIBIT "B"


1. RESPONSIBILITIES OF EACH PARTY

RESPONSIBLE PARTY

VENDOR             OWNERS            ITEM
------             ------            ----
--                   X               Write, finance and produce completed
                                     Infomercial (including generic end tag,
                                     applicable credit card notations, shipping
                                     and handling, taxes and addresses),
                                     Product and Product "welcome letter"

--                   X               Provide master of Products and edited
                                     Infomercial

--                   X               Payment of actually owed royalties to
                                     third parties other than Lenny Sands

 X                   --              Purchase all media and receive and
                                     process mail orders; obtaining direct
                                     response phone numbers and causing
                                     order fulfillment to occur.

                                 FIRST AMENDMENT

     This "First Amendment" is by and among Vendor Services, Inc., a Delaware corporation ("Vendor") on the one hand and Neal Wallach, a Nevada resident and owner of certain propriety rights and Endless Youth Products, Inc., a Nevada corporation (collectively, "Owner"), on the other hand.


                                    RECITALS

A. Owner and Vendor entered into a certain agreement dated March 1, 1998 ("Agreement"); and

B.   Owner and Vendor desire to amend certain portions of the Agreement.

     THE PARTIES AGREE AS FOLLOWS:

1. ASSIGNMENT. Vendor Services, a California general partnership has transferred all of its rights, obligations, opportunities and liabilities to Vendor Services, Inc., a Delaware corporation.

2. PARAGRAPH 9.2 Paragraph 9.2 of the Agreement is hereby deemed deleted and replaced with the following:

          "Owners shall cause Vendor to be paid for the services it provides hereunder out of Product sale revenues. Vendor, on behalf of Owners, shall collect all sales revenues in trust. Owners shall be remitted "Gross Receipts" which is defined as revenues collected in trust by Vendor less payments to Vendor for required services, which shall be in an amount equal to ninety-one percent (91%) of such collected revenues; provided, however, that once Owners have retained $2,250,000 in one year, then Owners shall thereafter be able to retain an additional one percent (1%) of Unadjusted Sales Revenue until the end of such year. Further, revenue collected by Vendor from Product sales is an amount equal to all revenues collected by Vendor less returns/refunds, credit card fees (not to exceed two and one-half percent (2 1/2%)), chargebacks, declines, cancellations, bad debts and sales taxes, and shall not include cost and revenues associated with shipping and handling."

3. CONFLICT. Any conflict between this First Amendment and the Agreement shall be controlled by this First Amendment.

If the terms described herein are acceptable to you, please sign your name below, keep one original for your files and return the other to me.


Vendor Services, Inc., a Delaware corporation


/s/ B. Van de Bunt
------------------------
By: Ben Van de Bunt
Its Corporate Secretary

AGREED AND ACCEPTED THIS DECEMBER 28, 1998.


Neal Wallach, a Nevada resident


/s/ Neal Wallach
-------------------------
By: Neal Wallach


Endless Youth Products, Inc., a Nevada corporation


/s/ Neal Wallach
--------------------------
By: Neal Wallach
Its Chairman and President

                               SECOND AMENDMENT

     This "Second Agreement" dated March 19, 1999 is by and among Vendor Services, Inc., a Delaware corporation ("Vendor") on the one hand and Neal Wallach, a Nevada resident and owner of certain proprietary rights and Endless Youth Products, Inc., a Nevada Corporation (hereinafter collectively referred to as "Owner"), on the other hand.


                                    RECITALS

     A. Vendor and Owners are parties to an Agreement dated March 17, 1998 ("Agreement") and a First Amendment dated December 28, 1998 ("First Amendment").

     B. The parties wish to modify the terms of the Agreement upon the terms described below.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. DEFINITIONS. All capitalized words herein shall be defined herein as in the Agreement and First Amendment.

2. TERM OF AGREEMENT. The parties agree that the Term of the Agreement is deemed to have started on August 15, 1998. The parties further agree that if Vendor pays Owner at least four hundred thousand dollars ($400,000) between August 15, 1998 and August 14, 1999, then the minimum amount Vendor was required to pay to cause the Agreement to be renewed for a second year will have been met pursuant to paragraph 13 of the Agreement, however, the parties agree that any advances which are paid by VS to Owner prior to August 14, 1999 but are recouped after August 14, 1999 will not apply to the annual minimum requirements to renew the Term for the next one (1) year period.

3. NEW ADVANCES. Beginning on August 15, 1999 and for the entire second year, Vendor shall pay to Owner a monthly advance of fifty thousand dollars ($50,000). So long as Vendor desires to renew the Agreement thereafter, it shall continue to pay Owner this fifty thousand dollar ($50,000) per month advance. Except for the one hundred thousand dollar ($100,000) advance described in paragraph 6 below, which will be recouped as described in paragraph 6, any and all other advances paid by Vendor to Owner shall be applied against amounts remitted to Owner ("Remitted Amount"), as described in Paragraph 9.2 of the First Amendment.

4. ADDITIONAL STOCK. Prior to August 15, 1998, Vendor paid Owner one hundred thirty-five thousand dollars ($135,000). In exchange, Owner agrees to provide Vendor additional warrants to purchase Owner's stock based on the amount of media Vendor purchases, in its sole discretion, for the Endless Youth infomercial during the 1999 calendar year. Specifically, Owner shall provide Vendor warrants to purchase the following shares of stock:

     4.1 Thirty thousand (30,000) shares of Owners' publicly traded stock at one dollar and seventy-five cents ($1.75) per share if Vendor purchases two million two hundred fifty thousand ($2,250,000) or more dollars of media between January 1, 1999 and April 30, 1999;

     4.2 Thirty thousand (30,000) shares of Owners' publicly traded stock at two dollars and twenty-five cents ($2.25) per share if Vendor purchases one million five hundred thousand ($1,500,000) or more dollars of media between May 1, 1999 and August 31, 1999; and

     4.3 Thirty thousand (30,000) shares of Owners' publicly traded stock at two dollars and seventy-five cents ($2.75) per share if Vendor purchases two million two hundred fifty thousand ($2,250,000) or more dollars of media between September 1, 1999 and December 31, 1999.

5. EXERCISE OF WARRANTS. If Vendor elects to execute the warrants described in paragraph 4.1-4.3 within one hundred and eighty days (180) from the date of its grant which shall be May 1, 1999, September 1, 1999 and January 1, 2000. The shares Vendor receives will be held a 120 day trading restriction following this period, the shares shall be freely transferable by Vendor.

6. TREATMENT OF PRIOR ADVANCES. The parties agree that as of March 15, 1999 for sales through January 1999, Vendor has paid Owner $266,666 (i.e., $33,333 for each of the eight months of August 15, 1998 through March 15, 1999). The parties agree that $141,494 of this amount shall be treated as an advance against future Remitted Amounts due Owner under the Agreement for the period ending August 14, 1999. Owner has requested, and Vendor has agreed, to cause this $141,494 to be recouped in four equal payments of $35,373 each. Specifically, Remitted Amounts otherwise payable to Owner on April 15, May 15, June 15 and July 15, 1999 (for sales with respect to February, March, April, and May 1999, respectively) shall be reduced by $35,373 each month, as long as the minimum monthly Remitted Amount is equal to or greater than $33,333. To the extent Remitted Amounts during these months are insufficient to cause Vendor to recoup any portion of these $35,373 payments, then Vendor shall apply any unrecouped payments toward subsequent months Remitted Amounts.

7. ADVANCES. On April 15, 1999 and through July 15, 1999, Vendor agrees to pay Owner, each month, the greater of (a) a thirty-three thousand three hundred thirty-three dollars ($33,333) advance, or (b) the nine percent (9%) Remitted Amount described in paragraph 9.2 of the First Amendment agreement. All such payments made shall be treated as fully recoupable advances, as long as minimum quarterly Remitted Amounts are paid to Owner, pursuant to paragraphs 9.3 and 13 of the Agreement as clarified below in paragraph 9 of this Second Amendment. (For example, in month 12 of year 2 the minimum monthly

     Retained Amount of $50,000 is greater than the 9% Remitted Amount based on sales Vendor has already paid Owner $1 million in the prior eleven months of year 2 and Vendor has the right to renew the Agreement for year 3. Vendor can treat such portion of the $50,000 it paid to Owner in month 12 of year 2 which is greater than the 9% Remitted Amount that would have been owing based on sales as an advance in year 3 against Remitted Amounts. This advance shall not apply against the minimum quarterly amounts payable pursuant to paragraphs 9.3 and 13 of the Agreement.)

8. BANK ACCOUNT. Vendor hereby confirms that it has set up a separate bank account for the Endless Youth infomercial project and shall not co-mingle funds from other projects in the Endless Youth account. In addition, Vendor shall pay and provide Endless Youth with financial statements within, approximately, forty-five days (45) of the closing of a month. By way of example, if Vendor closes its financial books for January at the end of February, then it shall send its royalty payments and financial statements within fifteen days (15) from the end of such month, or on or around March 15th.

9. CLARIFICATION. Pursuant to paragraphs 9.3 and 13 of the Agreement, the parties agree that Owner shall continue to have the right to convert this Agreement into a non-exclusive agreement, pursuant to paragraphs
     9.3 and 13 of the Agreement, if Vendor fails to pay Owner an average of at least $100,000 during year ending August 14, 1999 and $150,000 for year ending August 14, 2000 (and subsequent minimums based on paragraph 13 of the Agreement), either through a 9% Remitted Amount or advance, for any two consecutive quarters. Two consecutive quarters is clarified in paragraph 9.4 of the Agreement which provided that as long as in the first quarter payments exceed the required minimum amount, then the quarters can be averaged. The first quarter amounts, not second quarter payments, must be greater than the minimum for this formula to have application. (For example, if $150,000 is paid in quarter three of the year ending August 14, 1999, then for Vendor to retain exclusive rights $50,000 is required to meet the minimum of the exclusivity clause.) If Vendor fails to make these minimum payments to Owner, then Owner shall give Vendor notice of same and Vendor shall have the right to either cure by paying to Owner the difference between what was actually paid and the minimum amount to retain exclusivity, or maintain all its rights hereunder, but on a non-exclusive basis only.

10. OTHER ISSUES. The parties are currently unaware of any issue which would cause one party to pursue a legal action against the other. Notwithstanding the foregoing, nothing in this paragraph 10 shall limit the legal rights of either party to pursue a legal claim in the future.

11. OTHER TERMS. Any conflict between this Second Amendment, the First Amendment and the Agreement shall be interpreted to reflect the terms described herein. All other terms of the Agreement and First Amendment shall remain in full force and effect. The parties agree to sign this Second Amendment in counterparts, all of which together shall constitute one and the same executed agreement.

The parties have reflected their agreement to the terms described herein by signing below.

VENDOR SERVICES, INC., a
Delaware corporation

By:/s/ B. Van de Bunt
   -------------------------
    Ben Van de Bunt, its
    Corporate Secretary

ENDLESS YOUTH PRODUCTS, INC., a
Nevada corporation


By:/s/ Neal K. Wallach
   ------------------------------
    Neal K. Wallach, its President


NEAL K. WALLACH, a Nevada resident

By:/s/ Neal K. Wallach
   ------------------------------
    Neal K. Wallach